Exhibit 5

[WINTHROP WEINSTINE LOGO]

January 27, 2004	Philip T. Colton (612) 604-6729 pcolton@winthrop.com

Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, Minnesota 55432

Re:	Registration Statement on Form S-8— Medtronic, Inc. 2003 Long-Term Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Medtronic, Inc., a Minnesota corporation (the "Company"), in connection with the original registration by the Company of 60,000,000 shares (the "Shares") of its common stock, $0.10 par value, pursuant to the Company's Registration Statement on Form S-8 for the Company's 2003 Long-Term Incentive Plan (the "Plan") to be filed with the Securities and Exchange Commission on January 27, 2004 (the "Registration Statement").

In connection therewith, we have examined (a) the Articles of Incorporation and Bylaws of the Company; (b) the corporate proceedings of the Company relative to the authorization and issuance of the Shares; and (c) the Registration Statement and the Prospectus. In addition to such examination, we have reviewed such other proceedings, documents and records and have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion.

Based upon the foregoing, we are of the opinion that based on existing applicable law and the Plan:

1.
The Shares are validly authorized by the Company's Articles of Incorporation, as amended.

2.
Upon issuance and delivery of the Shares against receipt by the Company of the consideration for the shares pursuant to the Plan, the shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

WINTHROP & WEINSTINE, P.A.

By —	/s/ PHILIP T. COLTON Philip T. Colton

7